Exhibit 99.1

Sound Financial Reports Fourth-Quarter Results

Company Declares Fourth-Quarter Dividend of $0.02 Per Share

SEATTLE--(BUSINESS WIRE)--February 9, 2010--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today announced financial results for the quarter and year ended December 31, 2009.

For the quarter ended December 31, 2009, the Company reported a net loss of $199,846 or $0.07 per diluted share, compared to a net loss of $41,130 or $0.01 per diluted share for the same period in 2008. For the year ended December 31, 2009, the bank reported a net loss of $351,469 or $0.12 per share, compared to net income of 261,575 or $0.09 per share for the year ended December 31, 2008.

President and CEO Laurie Stewart said, “Given the economic environment and its impact on earnings, we feel fortunate to be putting 2009 behind us without experiencing the magnitude of losses many other banks in this area have suffered. The improvements we’ve made in our core business over the year have allowed us to prudently grow our reserves while remaining well capitalized. We feel well positioned for 2010.”

During the quarter, the Company also acquired a $339,000,000 Fannie Mae-owned mortgage servicing portfolio from Leader Financial Services. The Company paid approximately $1,922,000 for the mortgage servicing rights. This transaction gives the Company the rights to the servicing cash flows for the life of each loan. This acquisition supports a Company initiative to increase non-interest income.

Stewart commented, “Because we have a long history of retaining servicing on our loan production, we’ve developed a core competency in mortgage servicing. This acquisition allows us to leverage that unique capability to increase our income without consuming much additional capital. It’s a nice fit for us.”

Total assets increased 14.8% over the year-ago period from 293,497,000 to $337,061,000 at December 31, 2009. Total assets decreased $16,669,000 or 4.7% from September 30, 2009.

For the quarter ending December 31, 2009, net interest income grew 11.8% over the previous quarter to $3,511,000 million. This was a 36.5% increase over the same quarter in 2008. The Company’s quarterly net interest margin increased to 4.38% at year end, compared to 3.98% in the third quarter and 3.68% in the fourth quarter of 2008. These increases can be attributed to a reduction in the Company’s cost of funds to 1.74% in the fourth quarter of 2009, compared to 2.25% for the three months ended September 30, 2009. This was an improvement of 132 basis points over the fourth quarter of 2008.

In the fourth quarter, net loans increased 0.7% to $289,364,000 at December 31, 2009, a 9.9% increase over the year-ago period. Total deposits decreased 4.3% over the previous quarter to $287,564,000 at December 31, 2009. Year over year, total deposits were up 29.1% as the result of the acquisition of two branches during the year, as well as organic growth at our existing locations.

Non-performing assets were 1.48% at December 31, 2009, up from 1.31% at September 30, 2009, and 1.01% at December 31, 2008. Net charge-offs were $1,009,000 for the quarter ending December 31, 2009, compared to $310,000 in the third quarter. To address current market conditions, the provision for loan loss expense was increased to $1,800,000, an increase of 89.5% over the previous quarter and 414.3% over the same quarter in 2008.

The Board of Directors also declared a regular quarterly cash dividend of $0.02 per common share. The dividend will be paid on February 25, 2010, to shareholders of record on February 19, 2010. This is the eighth consecutive quarterly cash dividend paid to shareholders by Sound Financial since its initial public offering in January of 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may," "might," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305